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                                                                  EXHIBIT 99.1



For Immediate Release                             Contact:  Lawrence M. Smith
                                                            Peter Simonsen
                                                            (978) 922-2100


    BEVERLY NATIONAL CORPORATION DECLARES SPECIAL DIVIDEND AND STOCK DIVIDEND

Beverly, Massachusetts, May 21, 2002 - Lawrence M. Smith, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, announced today that the Corporation declared a special dividend of $0.05 per share and a 5% stock dividend. The special dividend and stock dividend is for shareholders of record on June 5, 2002, and will be payable on June 21, 2002.

"In celebration of the Beverly National Bank's 200th Anniversary on June 23, 2002, the Board of Directors is pleased to declare this special dividend to our shareholders as a way to thank them for their loyalty and support of the corporation," stated Smith.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices at Cummings Center - Beverly, North Beverly, Hamilton, Manchester-By-The-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank's deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.


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